Exhibit 99.1

AdvancePierre Foods Reports Second Quarter 2016 Financial Results

Second Quarter Adjusted EBITDA of $71 million; Net Income of $64 million; Adjusted Net Income of $25 million

Expects full year Adjusted EBITDA of $285 to $290 million; expects $0.14 per share quarterly dividend

Cincinnati, OH – August 10, 2016 – AdvancePierre Foods Holdings, Inc. (NYSE:APFH) (“AdvancePierre” or “the Company”), a leading national producer and distributor of sandwiches, sandwich components and other entrées and snacks, today reported financial results for the second quarter and year-to-date period ended July 2, 2016.

Second Quarter Highlights

•                Second quarter GAAP net income of $64.1 million, or $0.96 per diluted share, and adjusted  net income1 of $24.7 million, or $0.37 per diluted share

•                Second quarter net sales of $370.7 million and volume growth in AdvancePierre’s three core segments of 3.2%

•                Second quarter Adjusted EBITDA1 of $71.2 million

•                Reduction of net leverage to 4.5 times trailing twelve month Adjusted EBITDA and to 3.7 times pro forma for IPO

Year-to-Date Highlights

•                Year-to-date GAAP net income of $80.7 million, or $1.21 per diluted share, and adjusted  net income1 of $47.7 million, or $0.71 per diluted share

•                Year-to-date net sales of $765.2 million and core volume growth of 2.4%

•                Year-to-date Adjusted EBITDA1 of $140.0 million

•                Year-to-date cash flow from operating activities of $57.6 million

•                Reduction of net leverage to 4.5 times trailing twelve month Adjusted EBITDA and to 3.7 times pro forma for IPO

Full Year 2016 Outlook

•                Net sales in the range of $1.54 billion to $1.59 billion, including core segment volume growth of 2.0-2.5%

•                Adjusted EBITDA in the range of $285 million to $290 million

•                Adjusted diluted net income per share in the range of $1.65 to $1.75

•                Expect to pay quarterly dividend of $0.14 per share in the third quarter, subject to declaration by the board of directors

“As expected, we delivered strong financial performance in the second quarter, which reflected solid organic growth in our core business segments, continued realization of cost savings from execution of APF Way productivity initiatives and sequential margin expansion,” said AdvancePierre President and Chief Executive Officer John Simons.  “We expect continued solid performance in the second half, and to demonstrate our confidence we are pleased to share an outlook for full year operating results that anticipates significant year-over-year growth.  With our strong current margin profile, as well as our balance sheet position and excellent operating cash flow conversion, we are committed to making investments in our core business to continue improving our portfolio mix, and additional accretive acquisitions to accelerate our future growth in the second half of the year and beyond.”

1 See “About Non-GAAP Financial Measures and Items Affecting Comparability” below

Financial Results for the Second Quarter

Net sales for the second quarter of 2016 were $370.7 million compared to $391.9 million for the second quarter of 2015.  The decline was primarily attributable to the Company’s elimination of lower margin business in its Industrial segment, which reduced net sales by $13.2 million, and to strategic price and trade spending investments to reflect lower raw material costs, which reduced net sales by $16.3 million.  Excluding the impact of Industrial segment volume, volume and mix in the Company’s three core segments, including sales volume growth of 3.2%, increased net sales by $8.3 million.

Gross profit for the second quarter of 2016 increased by $17.1 million to $100.9 million, or 27.2% of net sales compared to $83.8 million, or 21.4% of net sales, for the second quarter of 2015, reflecting an increase of 580 basis points of margin.  Gross profit increased primarily due to productivity improvements, positive price realization net of raw material cost movements, and contributions from volume, partially offset by other increases in costs of goods sold.

Selling, general and administrative expenses for the second quarter of 2016 were $55.0 million, or 14.8% of net sales, compared to $50.2 million, or 12.8% of net sales for the second quarter of 2015.  The increase was primarily due to increased marketing and R&D investments and employee compensation expenses (including non-cash stock compensation), partially offset by lower sponsor management fees and expenses.

Interest expense for the second quarter of 2016 was $38.0 million, an increase of $11.8 million compared to $26.2 million for the second quarter of 2015.  This increase was a result of the $15.3 million of charges related to the refinancing of the Company’s credit facilities in June 2016 including write-off of deferred loan fees and original issue discounts, payments of loan origination fees, and prepayment penalties, partially offset by the benefit of lower rates on the refinanced debt and lower average borrowings.

Income tax benefit was $57.8 million for the second quarter of 2016, as compared to an income tax provision of $0.6 million for the second quarter of 2015.  Based on an assessment of the realizability of the Company’s deferred tax assets, management determined that a full valuation allowance should no longer be recorded against the deferred tax assets.  As a result, the Company reversed $56.5 million of the existing valuation allowance during the second quarter of 2016 representing a decrease to income tax expense during the period.

AdvancePierre’s reported GAAP net income was $64.1 million, or $0.96 per diluted share, for the second quarter of 2016, as compared to reported net income of $2.3 million, or $0.03 per diluted share, for the second quarter of 2015.  Adjusted net income for the second quarter of 2016 was $24.7 million, or $0.37 per diluted share.  Adjusted net income for the second quarter of 2015 was $11.5 million, or $0.17 per adjusted diluted share.

For the second quarter of 2016, Adjusted EBITDA increased 16.3% to $71.2 million from $61.2 million for the second quarter of 2015.

Financial Results for the First Half

Net sales for the first half of 2016 were $765.2 million compared to $818.4 million for the first half of 2015.  The decline was primarily attributable to elimination of lower margin business in the Company’s Industrial segment, which reduced net sales by $32.5 million, and strategic price and trade spending investments to reflect lower raw material costs, which reduced net sales by $25.4 million. Excluding the impact of Industrial segment volume, volume and mix in the Company’s three core segments, including sales volume growth of 2.4%, increased net sales by $4.7 million.

Gross profit for the first half of 2016 increased by $30.1 million to $201.1 million, or 26.3% of net sales compared to $171.0 million, or 20.9% of net sales, for the first half of 2015, reflecting an increase of 540 basis points of margin.  Gross profit increased primarily due to productivity improvements, positive price realization net of raw material cost movements, and contributions from volume, partially offset by other increases in costs of goods sold.

Selling, general and administrative expenses for the first half of 2016 were $109.4 million, or 14.3% of net sales, compared to $96.4 million, or 11.8% of net sales for the first half of 2015.  The increase was primarily due to increased marketing and R&D investments and employee compensation expenses (including non-cash stock compensation), partially offset by lower sponsor management fees and expenses.

Interest expense for the first half of 2016 was $63.8 million, an increase of $11.1 million compared to $52.7 million for the first half of 2015.  This increase was a result of the $15.3 million of charges related to the refinancing of the Company’s credit facilities in June 2016 including write-off of deferred loan fees and original issue discounts, payments of loan origination fees, and prepayment penalties, partially offset by the benefit of lower rates on the refinanced debt and lower average borrowings.

Income tax benefit was $56.3 million for the first half of 2016, as compared to an income tax provision of $3.1 million for the first half of 2015.  Based on an assessment of the realizability of the Company’s deferred tax assets, management determined that a full valuation allowance should no longer be recorded against the deferred tax assets.  As a result, the Company reversed $56.5 million of the existing valuation allowance during the second quarter of 2016 representing a decrease to income tax expense during the period.

AdvancePierre’s reported net income under GAAP was $80.7 million, or $1.21 per diluted share, for the first half of 2016, as compared to reported net income of $12.8 million, or $0.19 per diluted share, for the first half of 2015.  Adjusted net income for the first half of 2016 was $47.7 million, or $0.71 per diluted share.  Adjusted net income for the first half of 2015 was $29.4 million, or $0.44 per adjusted diluted share.

For the first half of 2016, Adjusted EBITDA increased 13.9% to $140.0 million from $122.9 million for the first half of 2015.

Outlook

For full year 2016, AdvancePierre expects net sales in the range of $1.54 billion to $1.59 billion, including volume growth of 2.0-2.5% in AdvancePierre’s three core segments.  The Company expects Adjusted EBITDA in the range of $285 million to $290 million and adjusted diluted net income per share in the range of $1.65 to $1.75.

AdvancePierre provides earnings guidance only on a non-GAAP basis and does not provide a reconciliation of forward-looking Adjusted EBITDA and adjusted diluted net income per share guidance to the most directly comparable GAAP financial measures because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments that could be made for deferred taxes; merger and  acquisition-related expenses; non-cash stock based compensation; and other charges reflected in the Company’s reconciliation of historic non-GAAP financial measures, the amounts of which based on past experience could be material.  For additional information regarding AdvancePierre’s non-GAAP financial measures, see “About Non-GAAP Financial Measures and Items Affecting Comparability” below.

About Non-GAAP Financial Measures and Items Affecting Comparability

“Adjusted net income,” (which excludes income tax credits related to reversal of valuation allowances on deferred tax assets, charges related to the refinancing of AdvancePierre’s credit facilities, restructuring expenses, sponsor fees and expenses, merger and acquisition expenses, and public filing expenses)  “adjusted diluted net income per share,” “EBITDA” (net income before net interest expense, income taxes, depreciation and amortization, and loss on modification and extinguishment of term loans), and “Adjusted EBITDA” (EBITDA as adjusted for restructuring expenses, non-cash stock-based compensation expense, sponsor fees and expenses, merger and acquisition expenses and public filing expenses,  and other items) are “non-GAAP financial measures.”  A non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts that are different from the most directly comparable measure calculated and presented in accordance with GAAP in AdvancePierre’s consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows.

AdvancePierre presents adjusted net income, adjusted diluted net income per share, EBITDA and Adjusted EBITDA as performance measures because it believes these measures facilitate a comparison of its operating performance on a consistent basis from period-to-period and provide for a more complete understanding of factors and trends affecting its business than measures under GAAP can provide alone.  AdvancePierre also believes these non-GAAP financial measures are useful tools because they are frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in industries similar to AdvancePierre’s.  However, AdvancePierre’s definition of these non-GAAP financial measures may not be the same as similarly titled measures used by other companies.

AdvancePierre also believes that Adjusted EBITDA is useful to investors in evaluating its operating performance because it provides a means to evaluate the operating performance of its business on an ongoing basis using criteria that management uses for evaluation and planning purposes.  Because Adjusted EBITDA facilitates internal comparisons of AdvancePierre’s historical financial position and operating performance on a more consistent basis, management also uses Adjusted EBITDA in measuring AdvancePierre’s performance relative to that of its competitors, in communications with its board of directors concerning its operating performance and in evaluating acquisition opportunities.  In addition, targets for Adjusted EBITDA are among the measures AdvancePierre uses to evaluate management’s performance for purposes of determining their compensation.

Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or as an alternative to, or more meaningful than, the most directly comparable measure calculated and presented in accordance with GAAP.  Because of these limitations, investors should rely primarily on the most directly comparable measure calculated and presented in accordance with GAAP and use non-GAAP financial measures only as a supplement.  In evaluating non-GAAP financial measures, investors should be aware that in the future AdvancePierre may incur expenses similar to those for which adjustments are made in calculating adjusted net income, adjusted diluted net income per share, EBITDA and Adjusted EBITDA.  These non-GAAP financial measures should not be considered as a measure of discretionary cash available to AdvancePierre to invest in the growth of its business.

Additional information regarding EBITDA and Adjusted EBITDA, and a reconciliation of EBITDA and Adjusted EBITDA to net income is included in the tables below for the second quarter and first half of 2016 and 2015, along with the components of EBITDA and Adjusted EBITDA.  Also included below are reconciliations of adjusted net income and adjusted diluted net income per share to net income and net income per share for the second quarter and first half of 2016 and 2015.

Conference Call

A conference call will be webcast on Wednesday, August 10, 2016 at 8:30 AM ET.  Access is available on AdvancePierre’s investor relations website at http://investors.advancepierre.com/events-and-presentations. Alternatively, participants may access the call by dialing 1-844-282-4410 or 1-518-444-5560 (outside the U.S. and Canada) and referencing the conference call name: AdvancePierre Foods Holdings Second Quarter Earnings Call or the conference ID: 57976403. An archive of the webcast and presentation materials will be available on the Company’s investor relations website approximately two hours after the call.

About AdvancePierre Foods

AdvancePierre Foods Holdings, Inc. (NYSE:APFH), headquartered in Cincinnati, Ohio, is a leading national producer and distributor of value-added, convenient, ready-to-eat sandwiches, sandwich components and other entrées and snacks to a wide variety of distribution outlets including foodservice, retail and convenience store providers.  With revenues of $1.6 billion in 2015 and more than 4,000 employees, the Company offers a broad line of products across all day parts including: ready-to-eat sandwiches, such as breakfast sandwiches, peanut butter and jelly sandwiches and hamburgers; sandwich components, such as fully cooked hamburger and chicken patties, and Philly steaks; and other entrées and snacks, such as country-fried steak, stuffed entrées, chicken tenders and cinnamon dough bites.  A fund managed by Oaktree Capital Management, L.P., a Los Angeles-based investment firm, is the majority shareholder of AdvancePierre Foods.

Forward-Looking Statements

This release contains “forward-looking statements.” The words “estimates,” “expects,” “contemplates,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” “may,” “should” and variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not historical facts, and are based upon our current expectations, beliefs and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond our control.   Actual results may vary materially from what is expressed in or indicated by the forward-looking statements as a result of various factors, some of which are beyond our control, including but not limited to: competition, disruption of our supply chain, the loss of or reduced purchasing by any of our major customers, increases in the prices of raw materials, deterioration of general economic conditions, changes in consumer eating habits, potential product liability claims and inadequacy of insurance and indemnification agreements in covering any successful claims, adverse publicity, exposure to legal proceedings or other claims,  claims regarding our intellectual property rights or termination of our material licenses; failure to comply with government contracts or applicable laws and regulations, failure to comply with governmental and environmental regulations, labor disruptions, failure to retain members of our senior management team, inability to identify, complete and integrate acquired businesses, inability to realize anticipated cost savings or incurrence of additional costs in order to realize such cost savings, breaches of data security, disruptions in our information technology systems, the impact of our high level of indebtedness; and  Oaktree controlling us, and the other risks and uncertainties detailed in our Registration Statement on Form S-1 (Reg. No. 333-210674) filed  with  the Securities and Exchange Commission on  April 11, 2016 and declared effective on July 14, 2016.  There may be other factors that may cause our actual results to differ materially from the forward-looking statements.   We undertake no obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

Investors

ir@advancepierre.com

Media

Vehr Communications

Laura Phillips, 513-381-8347

lphillips@vehrcommunications.com

AdvancePierre Foods Holdings, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

	Second Quarter Ended		First Half Ended
	July 2,	July 4,	July 2,	July 4,
	2016	2015	2016	2015

Net sales	$370,687	$391,878	$765,182	$818,387
Cost of goods sold	248,562	284,363	519,048	598,421
Distribution expenses	21,190	23,137	45,008	48,140
Restructuring expenses	-	564	-	858
Gross profit	100,935	83,814	201,126	170,968
Selling, general and administrative expenses	54,982	50,225	109,366	96,447
Restructuring expenses	108	522	120	1,155
Other expense, net	1,490	4,044	3,475	4,805
Operating income	44,355	29,023	88,165	68,561
Interest expense:
Cash interest	20,685	23,686	43,905	47,693
Refinancing charges	15,274	-	15,274	-
Amortization and write-off of loan origination fees and original issue discount	2,024	2,524	4,611	5,027
Income before income tax provision	6,372	2,813	24,375	15,841
Income tax (benefit) provision	(57,762)	555	(56,323)	3,054
Net income	$64,134	$2,258	$80,698	$12,787

Net income per common share
Weighted average common shares outstanding—basic	65,836,860	65,269,159	65,931,070	65,207,105
Net income per common share—basic	$0.97	$0.03	$1.22	$0.20
Weighted average common shares outstanding—diluted	66,837,810	66,617,909	66,920,820	66,527,039
Net income per common share—diluted	$0.96	$0.03	$1.21	$0.19

AdvancePierre Foods Holdings, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	July 2,	January 2,
	2016	2016
Assets
Current Assets:
Cash and cash equivalents	$68,006	$4,505
Accounts receivable, net of allowances of $36 and $15 at July 2, 2016 and January 2, 2016, respectively	82,728	82,618
Inventories	178,635	183,536
Donated food value of USDA commodity inventory	26,641	31,590
Prepaid expenses and other current assets	9,538	11,201
Total current assets	365,548	313,450
Property, plant and equipment, net	238,173	237,922
Other Assets:
Goodwill	299,708	299,708
Other intangibles, net	226,610	242,110
Deferred tax asset	14,260	-
Other	5,060	2,969
Total other assets	545,638	544,787
Total assets	$1,149,359	$1,096,159

Liabilities and Shareholders’ Deficit
Current Liabilities:
Current maturities of long-term debt	$13,482	$24,721
Trade accounts payable	56,373	43,896
Accrued payroll and payroll taxes	21,008	24,235
Accrued interest	519	20,028
Accrued advertising and promotion	31,632	25,289
Accrued obligations under USDA commodity program	23,399	30,541
Other accrued liabilities	38,642	37,548
Total current liabilities	185,055	206,258
Long-term debt:
Long-term debt, net of current maturities	1,217,099	1,202,065
Related party debt	48,673	31,772
	1,265,772	1,233,837
Deferred tax liability	-	42,750
Other long-term liabilities	34,262	40,541
Total liabilities	1,485,089	1,523,386
Commitments and contingencies
Stockholders’ Deficit:
Common stock—$0.01 par value, 500,000,000 shares authorized, 65,841,286 and 66,057,768 issued and outstanding at July 2, 2016 and January 2, 2016, respectively	657	651
Additional paid-in capital	11,353	3,549
Stockholder notes receivable	(895)	(3,884)
Accumulated deficit	(346,845)	(427,543)
Total stockholders’ deficit	(335,730)	(427,227)
Total liabilities and stockholders’ deficit	$1,149,359	$1,096,159

AdvancePierre Foods Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

	First Half Ended
	July 2,	July 4,
	2016	2015
Cash flows from operating activities
Net income	$80,698	$12,787
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization charges	31,778	30,512
Amortization write-off of loan origination fees and original issue discount	6,772	5,027
Prepayment premium on term loans	(2,518)	-
Write-off of original issue discount - prior term loans	(14,230)	-
Deferred income tax (benefit) provision	(57,010)	2,546
Stock-based compensation expense	11,853	7,218
Changes in operating assets and liabilities (excluding amounts from acquisitions)	144	(14,101)
Other	126	111
Net cash provided by operating activities	57,613	44,100
Cash flows used in investing activities
Purchases of property, plant and equipment	(17,052)	(17,633)
Net cash used in acquisitions	-	(72,483)
Proceeds from sale of property, plant and equipment	2	12
Net cash used in investing activities	(17,050)	(90,104)
Cash flows used in financing activities
Proceeds from issuance of term loans, net of original issue discount	1,293,500	-
Repayments of term loans and capital leases	(1,259,899)	(6,886)
Borrowings on revolving line of credit, net	183	55,051
Repayments of other long-term liabilities	(7,222)	-
Loan origination fees	(3,553)	-
Other, net	(71)	(140)
Net cash provided by financing activities	22,938	48,025
Net increase in cash and cash equivalents	63,501	2,021
Cash and cash equivalents, beginning of period	4,505	97
Cash and cash equivalents, end of period	$68,006	$2,118

Supplemental Cash Flow Information:
Cash paid during the period for:
Interest, net	$63,147	$47,584
Income taxes paid, net	1,072	1,422
Significant non-cash transactions:
Accounts payable for construction in progress	1,467	1,001
Other	1,347	-

AdvancePierre Foods Holdings, Inc.

Reconciliation of EBITDA and Adjusted EBITDA to Net Income

(In thousands)

	Second Quarter Ended		First Half Ended
	July 2,	July 4,	July 2,	July 4,
	2016	2015	2016	2015

Net income	$64,134	$2,258	$80,698	$12,787
Interest expense	37,983	26,210	63,790	52,720
Income tax (benefit) provision	(57,762)	555	(56,323)	3,054
Depreciation and amortization expense	15,970	16,259	31,778	30,512
EBITDA	60,325	45,282	119,943	99,073
Restructuring expenses (a)	108	1,086	120	2,012
Non-cash stock based compensation expense (b)	9,114	6,666	11,853	7,218
Sponsor fees and expenses (c)	840	4,221	5,042	9,435
Merger and acquisition expenses and public filing expenses (d)	1,417	3,697	3,346	4,411
Other	(598)	254	(272)	742
Adjusted EBITDA	$71,206	$61,206	$140,032	$122,891

(a) Represents costs associated with reorganization and restructuring activities, business acquisitions, integration of acquired businesses and the implementation of the APF Way. Restructuring expenses primarily relate to costs associated with the restructure of the management team and consolidation of business unit operations in fiscal 2014.

(b) Represents employee stock grants and other stock-based compensation, which we expense over the vesting period, based on the fair value of the award on the date of the grant or any subsequent modification date.

(c) Represents quarterly management fees and expense reimbursements paid to affiliates of Oaktree and certain of our other existing stockholders.

(d) Merger and acquisition expenses relate to the acquisitions of Landshire and Better Bakery, and costs associated with other unconsummated transactions during fiscal 2015.

AdvancePierre Foods Holdings, Inc.

Reconciliation of Adjusted Net Income to Net Income

(In thousands, except share and per share amounts)

	Second Quarter Ended		First Half Ended
	July 2,	July 4,	July 2,	July 4,
	2016	2015	2016	2015

Reported net income	$64,134	$2,258	$80,698	$12,787
Reversal of deferred tax asset valuation allowance (a)	(56,496)	-	(56,496)	-
Charges related to refinancing of credit facilities (b)	15,274	-	15,274	-
Restructuring expenses (c)	108	1,086	120	2,012
Sponsor fees and expenses (d)	840	4,221	5,042	9,435
Merger and acquisition expenses and public filing expenses (e)	1,417	3,697	3,346	4,411
Other	(598)	254	(272)	742
Adjusted net income	$24,679	$11,516	$47,712	$29,387
Adjusted diluted net income per share	$0.37	$0.17	$0.71	$0.44

(a) Reversal of a portion of existing valuation allowances on net operating loss and other deferred tax benefits

(b) Charges related to refinancing of the Company’s credit facilities in June 2016 including write-off of deferred loan fees and original issue discounts, payments of loan origination fees, and prepayment penalties

(c) Represents costs associated with reorganization and restructuring activities, business acquisitions, integration of acquired businesses and the implementation of the APF Way. Restructuring expenses primarily relate to costs associated with the restructure of the management team and consolidation of business unit operations in fiscal 2014.

(d) Represents quarterly management fees and expense reimbursements paid to affiliates of Oaktree and certain of our other existing stockholders.

(e) Merger and acquisition expenses relate to the acquisitions of Landshire and Better Bakery, and costs associated with other unconsummated transactions during fiscal 2015.